Exhibit 99.2

PENSARE ACQUISITION CORP. ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING AND FULL EXERCISE OF OVER-ALLOTMENT OPTION; RAISES $310.5 MILLION

NEW YORK, August 2, 2017 (GLOBE NEWSWIRE) -- Pensare Acquisition Corp. (NASDAQ: WRLSU) (the "Company" or “Pensare”) today announced the closing on August 1, 2017, of its initial public offering of 27,000,000 units at $10.00 per unit. Pensare also announced that the underwriters exercised in full their option to purchase an additional 4,050,000 units to cover over-allotments. After giving effect to the full exercise of the over-allotment option, the total number of units sold by Pensare in the initial public offering increased to 31,050,000 and the total gross proceeds increased to $310.5 million. The exercise of the over-allotment option is expected to close on August 4, 2017, subject to customary closing conditions.

Each unit consists of one share of common stock, one-half of one warrant, each whole warrant exercisable to purchase one share of common stock at a price of $11.50 per whole share, and one right to receive one-tenth of one share of common stock upon the consummation of the Company’s initial business combination. The units began trading Thursday, July 27, 2017, on the NASDAQ Capital Market under the symbol "WRLSU." Once the securities comprising the units begin separate trading, the common stock, warrants and rights are expected to be listed on the NASDAQ Capital Market under the symbols “WRLS,” “WRLSW” and “WRLSR,” respectively.

Pensare is a blank check company formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Although the Company’s search for a target business is not limited to a particular industry or geographic region, it intends to initially focus its search on identifying a prospective target business in the wireless telecommunications infrastructure industry in the United States. Pensare’s management team includes Darrell Mays, Chief Executive Officer, Dr. Robert Willis, President, and Lawrence E. Mock, Jr., Chairman of the Board.

EarlyBirdCapital, Inc., acted as sole book-running manager and IFS Securities, Chardan and I-Bankers Securities, Inc. acted as co-managers of the offering.

Greenberg Traurig, LLP acted as counsel to the Company and Graubard Miller acted as counsel to the underwriters.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on July 27, 2017. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including statements regarding the successful consummation of the Company’s initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Pensare Acquisition Corporation

David Panton, 1.404.234.3098

info@pensaregrp.com